Exhibit 99.1
FOR IMMEDIATE RELEASE

Investors contact:	Media contact:
Linda Snyder	Robert Schettino
408/588-8405	408/588-8179
Linda_snyder@hyperion.com	Robert_schettino@hyperion.com
HYPERION ANNOUNCES THREE-FOR-TWO STOCK SPLIT
SANTA CLARA, Calif., Nov 21, 2005 – Hyperion Solutions (Nasdaq: HYSL), the leading provider of Business Performance Management software, today announced that its Board of Directors has approved a 3-for-2 split of the company’s stock, to be effected in the form of a stock dividend.
     Each stockholder of record at the close of business on December 1, 2005 will be issued one additional share of common stock for every two shares owned as of that date. The distribution will be made on December 19, 2005. Trading of Hyperion shares on a split-adjusted basis will begin on December 20, 2005.
     Hyperion has posted an FAQ document regarding the stock split in the Investor Relations section of its web site at www.hyperion.co/mv.
About Hyperion
Hyperion Solutions Corporation is the global leader in Business Performance Management software. More than 10,000 customers rely on Hyperion software to provide visibility into how their businesses are performing and to help them plan and model to improve that performance. Using Hyperion software, customers collect data, organize and analyze it, then communicate it across the enterprise. Hyperion offers the industry’s only Business Performance Management solution that integrates financial management applications with a business intelligence platform into a single system.
Named one of the FORTUNE 100 Best Companies to Work For (2004), Hyperion serves global customers in 45 countries. A network of more than 600 partners provides the company’s innovative and specialized solutions and services. Hyperion generated revenues of $703 million for the fiscal year that ended June 30, 2005 and is traded under the Nasdaq symbol HYSL. For more information, please visit www.hyperion.com.
Safe Harbor Statement
Statements in this press release relating to the future, including those related to timing, logistics and amount of the stock dividend are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, market conditions (including fluctuations and instability in the capital markets), the influence of regulatory bodies, the company’s failure to successfully drive increases in software license revenue (by both increasing sales of newer products, and limiting fall off of older product revenue), the impact of competitive products and pricing, a decline in customer demand, and technological shifts. For a more detailed discussion of factors that could affect the company’s performance and cause actual results to

Hyperion Announces Stock Split	p. 2
differ materially from those anticipated in the forward-looking statements, interested parties should review the company’s filings with the Securities and Exchange Commission, including the report on Form 10-K filed on August 31, 2005 and the report on Form 10-Q filed on November 9, 2005. The company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.
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“Hyperion,” the Hyperion “H” logo and Hyperion’s product names are trademarks of Hyperion. References to other companies and their products use trademarks owned by the respective companies and are for reference purpose only.